Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
November 13, 2014 at 1:05 PM PST		Nordstrom, Inc.
(206) 233-6503

	MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
(206) 303-3036
Nordstrom Third Quarter 2014 Earnings In-Line with Expectations
Achieved Total Sales Growth of 8.9 Percent
SEATTLE, Wash. (November 13, 2014) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.73 for the third quarter ended November 1, 2014, which were in-line with Company expectations. This represented an increase of 5.8 percent, compared with earnings per diluted share of $0.69 for the third quarter ended November 2, 2013.
During the third quarter, the Company opened three full-line stores, including its first store in Canada, and 16 Nordstrom Rack stores, and acquired Trunk Club, which contributed to net sales growth of 8.9 percent compared with the same period last year. Comparable sales increased 3.9 percent, which generally reflected consistent trends throughout the year.
The Company updated its annual outlook for earnings per diluted share to $3.70 to $3.75, from its prior outlook of $3.80 to $3.90. This incorporated the acquisition of Trunk Club, which is expected to reduce earnings per diluted share by approximately 3 percent in fiscal 2014.
THIRD QUARTER SUMMARY

•
In August 2014, the Company completed its acquisition of Trunk Club, a leading personalized clothing service for men, for $357 million, payable in Nordstrom stock. In the third quarter, the impact of the acquisition reduced earnings per diluted share by $0.04, of which $0.03 represented purchase accounting charges related to performance incentives, amortization of intangible assets and transaction costs and $0.01 related to the issuance of shares.

•
Third quarter net earnings were $142 million compared with $137 million during the same period last year. Earnings before interest and taxes were $262 million, or 8.6 percent of net sales, compared with $253 million, or 9.1 percent of net sales, for the same quarter last year. Third quarter's results included purchase accounting charges of approximately $9 million related to the acquisition of Trunk Club.

•
Total Company net sales of $3.0 billion for the third quarter increased 8.9 percent compared with net sales of $2.8 billion during the same period in fiscal 2013. Total Company comparable sales for the third quarter increased 3.9 percent.

•	Nordstrom comparable sales, which consist of the full-line and Direct businesses, increased 3.4 percent. Top-performing merchandise categories included Accessories, Cosmetics, and Men's Apparel.

•
Full-line net sales increased 0.5%, compared with the same period in fiscal period 2013, reflecting three store openings since the third quarter of fiscal 2013. Full-line comparable sales were flat relative to last year, which represented an improvement from year-to-date trends. The Southeast, Southwest and Midwest regions were the top-performing geographic areas.

•	Direct net sales increased 22 percent, primarily driven by expanded merchandise selection.

•
Nordstrom Rack net sales increased $107 million, or 15 percent, compared with the same period in fiscal 2013, reflecting incremental volume from existing stores and the impact of 31 new stores since the third quarter of fiscal 2013. Nordstrom Rack comparable sales increased 1.7 percent, down from its year-to-date trend.

•	Nordstromrack.com/HauteLook net sales increased 34 percent, primarily driven by expanded merchandise selection.

•
Gross profit, as a percentage of net sales, of 35.5 percent decreased 33 basis points compared with the same period in fiscal 2013 due to Nordstrom Rack's accelerated store expansion and increased competitive markdowns.

•
On a square footage basis, ending inventory increased 18 percent, compared with the same period in fiscal 2013, which outpaced the sales increase of 5 percent. Approximately 75 percent of the inventory increase was planned, primarily due to store growth, including three full-line and 16 Nordstrom Rack openings during the quarter. The remainder of the increase represented higher than planned inventory growth related to Nordstrom Rack. The Company is executing plans intended to align inventory to an appropriate level by the end of the fiscal year.

•
Selling, general and administrative expenses, as a percentage of net sales, of 30.2 percent increased 7 basis points compared with the same period in fiscal 2013, primarily due to expenses related to the acquisition of Trunk Club, partially offset by lower variable and bad debt expenses, including a $5 million reduction in the reserve for bad debt.

•
The Nordstrom Rewards loyalty program continues to contribute to overall results, with members shopping more frequently and spending more on average than non-members. The Company opened approximately 275,000 new accounts in the third quarter, an increase of 18 percent compared with the same period last year. With 4.2 million active members, sales from members increased 13 percent in the third quarter and represented 38 percent of sales, from 37 percent for the same period last year.

•
In September 2014, the Company's board of directors authorized a share repurchase program of up to $1 billion of the Company's outstanding common stock, through March 1, 2016. During the quarter, the Company repurchased 3.3 million shares of its common stock for $228 million. A total of $1.1 billion remains under existing share repurchase board authorizations. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

•
Return on invested capital (ROIC) for the 12 months ended November 1, 2014 was 13.1 percent, which decreased from 14.0 percent for the same period last year. This decrease reflected increased capital expenditures related to store and technology investments. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
To date in fiscal 2014, the Company opened three Nordstrom stores and 27 Nordstrom Rack stores. In the third quarter of 2014, Nordstrom opened the following stores:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom
The Woodlands, TX	The Woodlands Mall	147	September 5
Calgary, AB, Canada	Chinook Centre	142	September 19
Jacksonville, FL	St. Johns Town Center	132	October 10

Nordstrom Rack
Chicago, IL	The Maxwell	36	September 9
Dayton, OH	The Greene	35	September 10
Houston, TX	Willowbrook Mall	38	September 10
Queens, NY	The Shops at Skyview	39	September 10
Brentwood, TN	Brentwood Place Shopping Center	36	October 3
Greenville, SC	Magnolia Park	33	October 3
Madison, WI	West Towne Crossing	31	October 3
Tempe, AZ	Tempe Marketplace	34	October 3
Brooklyn, NY	Gateway Center	33	October 8
Livingston, NJ	Livingston Center	32	October 8
West Palm Beach, FL	Palm Beach Outlets	36	October 8
Brandon, FL	Lake Brandon Plaza	33	October 24
Columbia, SC	Harbison Court	34	October 24
Des Moines, IA	Plaza at Jordan Creek	35	October 24
Philadelphia, PA	1700 Chestnut St.	35	October 24
Summerlin, NV	The Shops at Summerlin	35	October 24

Number of stores	November 1, 2014	November 2, 2013
Nordstrom	119	117
Nordstrom Rack	167	137
Other	7	3
Total	293	257

Gross square footage	27,272,000	25,906,000

FISCAL YEAR 2014 OUTLOOK
The Company updated its annual earnings per diluted share expectations, incorporating the acquisition of Trunk Club, which is expected to reduce earnings per diluted share in fiscal 2014 by approximately 3 percent. This outlook also incorporates third quarter results and the impact of share repurchases in the third quarter. Nordstrom's updated expectations for fiscal 2014 are as follows:

	Prior Outlook	Current Outlook
Net sales	6.5 to 7.5 percent increase	Approximately 7.5 percent increase
Comparable sales	3 to 4 percent increase	Approximately 3.5 percent increase
Credit card revenues	Approximately $10 million increase	Approximately $15 million increase
Gross profit (%)	40 to 50 basis point decrease	50 to 55 basis point decrease
Selling, general and administrative expenses (%)	10 to 20 basis point increase	40 to 45 basis point increase
Interest expense, net	Approximately $25 million decrease	Approximately $25 million decrease
Effective tax rate	39%	Approximately 39%
Earnings per diluted share, excluding the impact of any future share repurchases	$3.80 to $3.90	$3.70 to $3.75
Diluted shares outstanding	Approximately 192 million	Approximately 194 million
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss third quarter 2014 results and fiscal 2014 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers' slides and Performance Summary document, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' slides and Performance Summary document will be available in the Quarterly Earnings section for one year. Interested parties may also dial 630-395-0091 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 402-220-2264 until the close of business on November 20, 2014.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 293 stores in 38 states, including 118 full-line stores in the United States and one in Canada; 167 Nordstrom Racks; two Jeffrey boutiques; and one clearance store. Nordstrom also serves customers online through Nordstrom.com, Nordstromrack.com, and private sale site, HauteLook. The company also owns Trunk Club, a personalized clothing service that takes care of customers online at TrunkClub.com and its four showrooms. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 31, 2015, anticipated annual total sales rate, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision-making; efficient and proper allocation of our capital resources; reviewing of options and structure for a financial partner in regards to a potential transaction related to our credit card receivables; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in debt repayment patterns, personal bankruptcies and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended February 1, 2014, and our Form 10-Q for the fiscal quarters ended May 3, 2014 and July 2, 2014, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net sales	$3,040	$2,791	$9,172	$8,552
Credit card revenues	100	93	291	277
Total revenues	3,140	2,884	9,463	8,829
Cost of sales and related buying and occupancy costs	(1,961)	(1,791)	(5,912)	(5,468)
Selling, general and administrative expenses	(917)	(840)	(2,693)	(2,498)
Earnings before interest and income taxes	262	253	858	863
Interest expense, net	(34)	(35)	(104)	(111)
Earnings before income taxes	228	218	754	752
Income tax expense	(86)	(81)	(289)	(286)
Net earnings	$142	$137	$465	$466

Earnings per share:
Basic	$0.74	$0.70	$2.45	$2.39
Diluted	$0.73	$0.69	$2.40	$2.35

Weighted-average shares outstanding:
Basic	190.7	194.3	190.0	195.1
Diluted	194.7	197.3	193.4	198.3

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	November 1, 2014	February 1, 2014	November 2, 2013
Assets
Current assets:
Cash and cash equivalents	$433	$1,194	$947
Accounts receivable, net	2,253	2,177	2,146
Merchandise inventories	2,228	1,531	1,795
Current deferred tax assets, net	253	239	243
Prepaid expenses and other	170	87	122
Total current assets	5,337	5,228	5,253

Land, buildings and equipment (net of accumulated depreciation of $4,587, $4,395 and $4,347)	3,223	2,949	2,880
Goodwill	436	175	175
Other assets	273	222	277
Total assets	$9,269	$8,574	$8,585

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,673	$1,263	$1,448
Accrued salaries, wages and related benefits	377	395	358
Other current liabilities	950	876	821
Current portion of long-term debt	8	7	407
Total current liabilities	3,008	2,541	3,034

Long-term debt, net	3,119	3,106	2,711
Deferred property incentives, net	503	498	491
Other liabilities	365	349	361

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 190.1, 191.2 and 193.2 shares issued and outstanding	2,283	1,827	1,794
Retained earnings	29	292	236
Accumulated other comprehensive loss	(38)	(39)	(42)
Total shareholders' equity	2,274	2,080	1,988
Total liabilities and shareholders' equity	$9,269	$8,574	$8,585

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	November 1, 2014	November 2, 2013
Operating Activities
Net earnings	$465	$466
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	376	332
Amortization of deferred property incentives and other, net	(56)	(40)
Deferred income taxes, net	(39)	(45)
Stock-based compensation expense	48	47
Tax benefit from stock-based compensation	14	17
Excess tax benefit from stock-based compensation	(15)	(19)
Bad debt expense	28	44
Change in operating assets and liabilities:
Accounts receivable	(94)	(59)
Merchandise inventories	(574)	(385)
Prepaid expenses and other assets	(60)	(42)
Accounts payable	314	354
Accrued salaries, wages and related benefits	(13)	(47)
Other current liabilities	38	7
Deferred property incentives	77	64
Other liabilities	7	24
Net cash provided by operating activities	516	718

Investing Activities
Capital expenditures	(616)	(621)
Change in credit card receivables originated at third parties	(10)	(1)
Other, net	(12)	(9)
Net cash used in investing activities	(638)	(631)

Financing Activities
Proceeds from long-term borrowings	26	—
Principal payments on long-term borrowings	(5)	(5)
(Decrease) increase in cash book overdrafts	(58)	29
Cash dividends paid	(189)	(176)
Payments for repurchase of common stock	(537)	(374)
Proceeds from issuances under stock compensation plans	117	85
Excess tax benefit from stock-based compensation	15	19
Other, net	(8)	(3)
Net cash used in financing activities	(639)	(425)

Net decrease in cash and cash equivalents	(761)	(338)
Cash and cash equivalents at beginning of period	1,194	1,285
Cash and cash equivalents at end of period	$433	$947

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Retail Business
Our Retail segment includes our Nordstrom branded full-line stores and online store, Nordstrom Rack stores, Nordstromrack.com, HauteLook and other retail channels, including Trunk Club, Jeffrey and our Last Chance clearance store. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail business for the quarter and nine months ended November 1, 2014 compared with the same periods in 2013:

	Quarter Ended
	November 1, 2014		November 2, 2013
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,040	100.0%	$2,791	100.0%
Cost of sales and related buying and occupancy costs	(1,960)	(64.5%)	(1,790)	(64.1%)
Gross profit	1,080	35.5%	1,001	35.9%
Selling, general and administrative expenses	(875)	(28.8%)	(793)	(28.4%)
Earnings before interest and income taxes	205	6.8%	208	7.5%
Interest expense, net	(29)	(1.0%)	(29)	(1.0%)
Earnings before income taxes	$176	5.8%	$179	6.4%

	Nine Months Ended
	November 1, 2014		November 2, 2013
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$9,172	100.0%	$8,552	100.0%
Cost of sales and related buying and occupancy costs	(5,908)	(64.4%)	(5,464)	63.9%
Gross profit	3,264	35.6%	3,088	36.1%
Selling, general and administrative expenses	(2,557)	(27.9%)	(2,354)	(27.5%)
Earnings before interest and income taxes	707	7.7%	734	8.6%
Interest expense, net	(90)	(1.0%)	(93)	(1.1%)
Earnings before income taxes	$617	6.7%	$641	7.5%
1 Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Credit
Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and nine months ended November 1, 2014 compared with the same periods in 2013:

	Quarter Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Credit card revenues	$100	$93	$291	$277
Credit expenses	(43)	(48)	(140)	(148)
Earnings before interest and income taxes	57	45	151	129
Interest expense	(5)	(6)	(14)	(18)
Earnings before income taxes	$52	$39	$137	$111

	Quarter Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Allowance at beginning of period	$80	$85	$80	$85
Bad debt expense	6	14	28	44
Write-offs	(14)	(19)	(52)	(61)
Recoveries	3	5	19	17
Allowance at end of period	$75	$85	$75	$85

Annualized net write-offs as a percentage of average credit card receivables	2.0%	2.6%	2.1%	2.8%
Annualized net write-offs (including finance charges and fees) as a percentage of average credit card receivables	2.4%	3.1%	2.5%	3.4%

			November 1, 2014	November 2, 2013
30 days or more delinquent as a percentage of ending credit card receivables			2.0%	1.8%
Allowance as a percentage of ending credit card receivables			3.4%	4.0%

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar and share amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended November 1, 2014, our ROIC decreased to 13.1% compared with 14.0% for the 12 fiscal months ended November 2, 2013. This decrease reflected increased capital expenditures related to store and technology investments.
ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	November 1, 2014	November 2, 2013
Net earnings	$732	$751
Add: income tax expense	458	458
Add: interest expense	155	154
Earnings before interest and income tax expense	1,345	1,363

Add: rent expense	133	122
Less: estimated depreciation on capitalized operating leases[1]	(70)	(65)
Net operating profit	1,408	1,420

Estimated income tax expense[2]	(542)	(538)
Net operating profit after tax	$866	$882

Average total assets[3]	$8,733	$8,277
Less: average non-interest-bearing current liabilities[4]	(2,658)	(2,385)
Less: average deferred property incentives[3]	(498)	(487)
Add: average estimated asset base of capitalized operating leases[5]	1,035	882
Average invested capital	$6,612	$6,287

Return on assets	8.4%	9.1%
ROIC	13.1%	14.0%
1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.
2 Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended November 1, 2014 and November 2, 2013.
3 Based upon the trailing 12-month average.
4 Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
5 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of November 1, 2014 and November 2, 2013, our Adjusted Debt to EBITDAR was 2.1.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2014[1]	2013[1]
Debt	$3,127	$3,118
Add: estimated capitalized operating lease liability[2]	1,068	981
Less: fair value hedge adjustment included in long-term debt	(39)	(51)
Adjusted Debt	$4,156	$4,048

Net earnings	$732	$751
Add: income tax expense	458	458
Add: interest expense, net	155	153
Earnings before interest and income taxes	1,345	1,362

Add: depreciation and amortization expenses	498	448
Add: rent expense	133	122
Add: non-cash acquisition-related charges	8	9
EBITDAR	$1,984	$1,941

Debt to Net Earnings	4.3	4.2
Adjusted Debt to EBITDAR	2.1	2.1
1 The components of Adjusted Debt are as of November 1, 2014 and November 2, 2013, while the components of EBITDAR are for the 12 months ended November 1, 2014 and November 2, 2013.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the nine months ended November 1, 2014, we had negative Free Cash Flow of $(357) compared with $(51) for the nine months ended November 2, 2013.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	November 1, 2014	November 2, 2013
Net cash provided by operating activities	$516	$718
Less: capital expenditures	(616)	(621)
Less: cash dividends paid	(189)	(176)
Less: change in credit card receivables originated at third parties	(10)	(1)
(Less) Add: change in cash book overdrafts	(58)	29
Free Cash Flow	$(357)	$(51)

Net cash used in investing activities	$(638)	$(631)
Net cash used in financing activities	(639)	(425)